          Immediate
          Scott  Monette
          314/877-7113

                       RALCORP HOLDINGS ANNOUNCES RESULTS
                      FOR THE FIRST QUARTER OF FISCAL 2003

ST.  LOUIS,  MO,  JANUARY  28,  2003   Ralcorp  Holdings,  Inc. (NYSE:RAH) today
reported net sales for the three months ended December 31, 2002 of $348.3 million, up 7 percent from $325.1 million for the three months ended December 31, 2001. Net earnings for the first quarter were $13.3 million compared to $12.8 million for the same quarter last year, an improvement of 4 percent. Diluted earnings per share were $.44 compared to $.42 a year ago.

Food Business EBITDA (Earnings before Income Taxes and Equity Earnings, excluding interest, depreciation, amortization, and restructuring and impairment charges) was $44.9 million for the quarter ended December 31, 2002. This represents a 29 percent improvement over the Food Business EBITDA of $34.9 million in the prior year's first quarter.

In the first quarter of fiscal 2003, Ralcorp recorded restructuring and impairment charges totaling $7.2 million related to business changes in its Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House. First, management reduced operations at the Streator, IL facility, transferring production of all product lines except peanut butter to other locations and incurring $.9 million of costs related to employee termination benefits. Second, the ketchup business, including certain equipment, was sold during the quarter with a net loss of $1.3 million. Costs included writing off or reducing the valuation of related inventories of packaging, ingredients, and finished products. Finally, management determined that the resulting reduced cash flows from its tomato paste business, which had supplied the Company's ketchup production, was less than the carrying value of its production facility located near Williams, CA. Accordingly, the fair value of the related fixed assets as of December 31, 2002 was assessed, resulting in an impairment charge of $5.0 million.

Other items included in the quarter ended December 31, 2002 but not in last year's first quarter were:

- $2.2 million of accelerated depreciation expense caused by changes in the remaining useful life of certain Streator assets and ketchup business assets;
-     results  from  the Lofthouse cookie business acquired on January 30, 2002;
and
- $5.7 million income received in partial settlement of claims related to ongoing vitamin antitrust litigation, net of related legal costs.

NET SALES BY SEGMENT                    Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2002     2001
                                         -------  -------
Ralston Foods                            $  83.9  $  80.2
Bremner                                    101.6     70.8
                                         -------  -------
  CEREALS, CRACKERS & COOKIES              185.5    151.0
  DRESSINGS, SYRUPS, JELLIES & SAUCES      103.5    112.4
  SNACK NUTS & CANDY                        59.3     61.7
                                         -------  -------
    Total Net Sales                      $ 348.3  $ 325.1
                                         =======  =======

PROFIT CONTRIBUTION BY SEGMENT          Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2002     2001
                                         -------  -------
  CEREALS, CRACKERS & COOKIES            $  23.1  $  19.0
  DRESSINGS, SYRUPS, JELLIES & SAUCES         .9      3.4
  SNACK NUTS & CANDY                         9.6      7.8
                                         -------  -------
    Total Segment Profit Contribution    $  33.6  $  30.2
                                         =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------

First  quarter  net  sales  for  the Cereals, Crackers & Cookies segment were up
$34.5 million (23 percent) from last year, with the Ralston Foods cereal division and the Bremner cracker and cookie division reporting increases of $3.7 million and $30.8 million, respectively. While approximately 75 percent of Bremner's net sales growth came from the acquired Lofthouse business, its other businesses continue to grow as well. Increased co-manufacturing business and ongoing expansion with existing customers drove quarter-over-quarter cracker volumes and cookie volumes up about 17 percent and 7 percent, respectively. At Ralston Foods, increased co-manufacturing business was the key contributor to the quarter-over-quarter gains made in fiscal 2003. Other factors included growth in foodservice sales and incremental sales to existing customers, driven by several recent product introductions and additional distribution of established items. Store brand ready-to-eat cereal volume for the quarter was up 1 percent from last year and hot cereal volume was up 5 percent.

The segment's profit contribution for the first quarter improved $4.1 million (22 percent) as a result of the increased sales, partially offset by unfavorable ingredient costs such as wheat flour, soybean oil, cocoa, and sugar.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------

Carriage House's net sales for the three months ended December 31, 2002 decreased nearly 8 percent compared to last year's first quarter sales. This decline is attributable primarily to the loss of a co-manufacturing customer, but also to the sale of the honey business in June of 2002 and continued pricing pressures. These sales reductions were partially offset by increased business with continuing customers.

The segment's first quarter profit decreased along with net sales, falling to $.9 million in fiscal 2003 from $3.4 million in fiscal 2002. Commodity cost decreases in peanuts and packaging were largely offset by increases in soy oil and other ingredients. Production costs increased as a result of inefficiencies related to the lower volumes, the Streator product relocation, and a short work stoppage at two plants in New York. The Company expects to see the benefits of its restructuring activities beginning in the third fiscal quarter.

SNACK  NUTS  &  CANDY
---------------------

First quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, decreased 4 percent from last year as a result of the loss of a few major customers in competitive bidding last year and a significant reduction in holiday orders from a continuing major customer. These business declines, which reduced net sales by nearly $8.0 million, were largely offset by increased sales to other customers.

Despite lower sales, first quarter segment profit increased $1.8 million (23 percent) from the corresponding period last year. This improvement was due primarily to favorable ingredient costs, especially peanut costs which are lower as a result of 2002 legislation.

INTEREST  EXPENSE
-----------------

Interest expense was $1.1 million for the three months ended December 31, 2002, compared to $1.9 million in the first quarter of the prior year. The decrease is attributable to lower interest rates and lower debt levels in the current year. For the first quarter of fiscal 2003, the weighted average interest rate on the Company's debt, practically all of which incurs interest at variable rates, was 2.6 percent compared to 3.4 percent a year ago. Despite additional borrowings to fund the Lofthouse acquisition in January 2002 and the repurchase of over a million shares of its common stock in December 2002, Ralcorp reduced its outstanding long-term debt from $204.0 million at December 31, 2001 to $153.8 million at December 31, 2002 with operating cash flows.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.2 million and $.4 million in the first quarter of fiscal 2003 and 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------

Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarter. For the first quarter ended December 31, 2002, this investment resulted in a non-cash pre-tax loss of $4.9 million ($3.2 million after taxes), compared to a $4.8 million loss ($3.1 million after taxes) for last year's first quarter.

ADDITIONAL  INFORMATION
-----------------------

On January 23, 2003, Ralcorp was notified of an additional partial settlement of its claims related to ongoing vitamin antitrust litigation. Based on information currently available, Ralcorp expects to receive approximately $8.8 million (net of related legal costs) during its second fiscal quarter.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

See the attached schedules for additional information on the first quarter results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###

                         RALCORP HOLDINGS, INC.
              CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                  (in millions except per share data)

                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                   2002       2001
                                                 ---------  ---------
Net Sales                                        $  348.3   $  325.1
                                                 ---------  ---------

Costs and Expenses
  Cost of products sold                             279.8      259.2
  Selling, general and administrative                40.2       39.2
  Interest expense, net                               1.1        1.9
  Restructuring and impairment charges                7.2          -
  Litigation settlement income, net                  (5.7)         -
                                                 ---------  ---------
    Total Costs and Expenses                        322.6      300.3
                                                 ---------  ---------
Earnings before Income Taxes
  and Equity Earnings                                25.7       24.8
Income Taxes                                          9.2        8.9
                                                 ---------  ---------

Earnings before Equity Earnings                      16.5       15.9
Equity in Loss of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes               (3.2)      (3.1)
                                                 ---------  ---------
Net Earnings                                     $   13.3   $   12.8
                                                 =========  =========

Earnings per Share
    Basic                                        $    .45   $    .43
    Diluted                                      $    .44   $    .42

Weighted Average Shares Outstanding
    Basic                                            29.8       29.9
    Diluted                                          30.3       30.2


              CALCULATION OF FOOD BUSINESS EBIDTA (Unaudited)
                               (in millions)

                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                   2002       2001
                                                 ---------  ---------
Earnings before Income Taxes
  and Equity Earnings                            $   25.7   $   24.8
    Interest expense, net                             1.1        1.9
    Depreciation and amortization                    10.9        8.2
    Restructuring and impairment charges              7.2          -
                                                 ---------  ---------
Food Business EBITDA                             $   44.9   $   34.9
                                                 =========  =========